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Exhibit 23(m)

                              PLAN OF DISTRIBUTION
                                       OF
                       OLD DOMINION INVESTORS TRUST, INC.

     WHEREAS, Old Dominion Investors Trust, Inc. (the "Fund") is a Virginia Corporation which offers shares of common stock;

     WHEREAS, Investors Security Company, Inc. will serve as distributor of the shares of common stock of the Fund, and the Fund and Investors Security Company, Inc. are parties to a Distribution Agreement (the "Distribution Agreement");

     WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Fund to bear expenses of distribution of its shares, including reimbursement of Investors Security Company, Inc. for its expenses in the promotion of the sale of share of the Fund, pursuant to the Distribution Agreement;

     WHEREAS, the Board of Directors of the Fund has determined that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders;

     NOW, THEREFORE, the Fund adopts this Plan as follows:

     1. The Fund may expend pursuant to this Plan amounts not to .25 of 1% of the average daily net assets of the Fund per annum.

     2. Subject to the limits in paragraph 1, the Fund shall reimburse Investors Security Company, Inc. to finance any activity which is primarily intended to result in the sale of shares of the Fund including, but not limited to commissions or other payments to dealers, and salaries and other expenses of Investors Security Company, Inc. relating to selling or servicing efforts: provided, (i) that the Board of Directors of the Fund shall have approved categories of expenses for which reimbursement shall be made pursuant to this paragraph 2 and (ii) that reimbursement shall be made in accordance with the terms of the Distribution Agreement.

     3. This Plan has been approved by vote of a majority of the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940 (the "Act")) and by the Board of Directors as provided in paragraph 4.

     4. This Plan has been approved together with any related agreement, by votes of the majority of both (i) the Board of directors of the Fund and (ii) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or agreement related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

     5. At least quarterly, the Board of Directors shall be provided by any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement, and the Board shall review a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
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PLAN OF DISTRIBUTION
Page 2 of 2

     6. This Plan may be terminated as to the Fund at any time by vote of a majority of the Independent Directors, or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until December 11, 1990. It may thereafter be renewed from year to year in the manner provided for in paragraph 4 hereof.

     7. Any Agreement related to this Plan shall be in writing, and shall provide:

          A. that such agreement may be terminated as to the Fund at any time, without payment of any penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, on not more that sixty (60) days' written notice to any other party to the agreement; and

          B. that such agreement shall terminate automatically in the event of its assignment.

     8. This Plan may not be amended to increase materially the maximum amount of fee or other distribution expenses provided for in paragraph 1 hereof with respect to the Fund unless such amendment is approved by the voting securities of the Fund in the manner provided in paragraph 3 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 4 hereof.

     9. While this Plan is in effect, the selection and nomination of Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) shall be committed to the discretion of the Directors who are not interested persons.

     10. The fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 5 hereof for a period of six (6) years from the date of this Plan or such agreement or reports, as the case may be, the first two (2) years of which such records shall be stored in an easily accessible place.

     IN WITNESS WHEREOF, the Fund has caused this Plan to be executed by its officers there unto duly authorized, as of January 1, 1990.

                         OLD DOMINION INVESTORS TRUST, INC.

                         By: /s/   James F. Hope
                            ---------------------------------
                             James F. Hope, President


                         INVESTORS SECURITY COMPANY, INC.


                         By: /s/  Cabell B. Birdsong
                            ---------------------------------
                             Cabell B. Birdsong, President